Exhibit 99.1

RISK FACTORS

If (1) we trigger an event of default under the Refinancing Agreement before the Special Meeting (as defined below) is held and such event of default is not waived by our Lender or (2) our stockholders fail to approve the Proposals (defined below) at the Special Meeting, the Refinancing Agreement would terminate and our obligations under the Refinancing Agreement would accelerate, which would have a material adverse effect on our business, results of operations and financial position.

We intend to seek stockholder approval of the Requisite Special Stockholder Meeting Items (as defined in the Refinancing Agreement) (the “Proposals”) at a Special Meeting contemplated to held at 10:00AM (Eastern) on Wednesday, August 6th, 2024 (the “Special Meeting”) in accordance with applicable Nasdaq requirements. If our stockholders do not approve the Proposals at such Special Meeting or otherwise on or before September 1, 2025, the Refinancing Agreement would terminate on September 1, 2025. If our stockholders reject the Proposals, an event of default would arise under the Refinancing Agreement on the date of such rejection, and we would be in default under the Refinancing Agreement. Further, the Refinancing Agreement contains customary representations and warranties and customary affirmative and negative covenants that restrict some of our activities. The negative covenants limit our ability to: incur additional indebtedness; pay dividends, redeem stock or make other distributions; amend our material agreements; make investments; create liens; transfer or sell the collateral for the Refinancing Agreement; make negative pledges; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and enter into certain transactions with affiliates. Our ability to meet these covenants could be affected by events beyond our control, and we may be unable to satisfy them. The Refinancing Agreement contains certain financial covenants. In particular, as of the end of each month, (1) we must maintain certain minimum Trailing Three-Month Net Originations representing net lease costs of newly originated leases in the immediately trailing three calendar month period and (2) our Term Advance Rate may not exceed certain thresholds. Beginning in February 2026, we will also be required to maintain minimum liquidity of at least $1.0 million (increasing to $1.5 million in April 2026, $3.5 million in May 2026 and $5 million in July 2026) in unrestricted cash and cash equivalents as of the last business day of any calendar week. We have failed to comply with similar or identical obligations in the past under the Existing Credit Agreement and may do so in the future under the Refinancing Agreement. We have been in the past unable to comply with the financial covenants and certain reporting covenants in the Existing Credit Agreement and may in the future be unable to comply with such covenants in the Refinancing Agreement, and we may from time to time fail to comply with (or breach) other covenants or requirements of the Refinancing Agreement. We could fail to comply with such covenants and trigger an event of default under the Refinancing Agreement before we have an opportunity to hold a Special Meeting and our stockholders would not have the opportunity to vote on the Proposals.

If we trigger an event of default under the Refinancing Agreement whether before or after stockholder approval is obtained for the Proposals (including the failure of our stockholders to approve the Proposals at the Special Meeting) and any such event of default is not waived by our Lenders, we would not be able to borrow under the Refinancing Agreement, and our Lenders would have the right to terminate the loan commitments under the Refinancing Agreement, accelerate repayment of all obligations under the Refinancing Agreement, and foreclose its liens against substantially all of our assets and take possession and sell any such assets to reduce any such obligations. While the Lenders have previously granted the Company waivers of certain events of default under the Existing Credit Agreement there is no guarantee that they will be willing to do so in the future. In addition, the rights of the Lenders under the Refinancing Agreement are fully transferable and assignable and there is no guarantee that any transferee will be willing to grant any such waivers or have interests that align with the Company and its stockholders. In the event of default or upon maturity if we do not have sufficient liquid assets to repay amounts outstanding under the Refinancing Agreement, the Lenders have the right to foreclose their liens against all of our assets and take possession and sell any such assets to reduce any such obligations. As a result, we might be unable to continue our operations, be unable to avoid filing for bankruptcy protection and/or have an involuntary bankruptcy case filed against us. These events would have a material adverse effect on our business, results of operations and financial position.

The New Term Loan and Warrants may result in substantial dilution to our stockholders.

At the Lender’s option, the New Term Loan may be converted into our Common Stock (the “Term Loan Conversion Feature”) in full on the earliest of (x) 12 months after the date of the Special Meeting, (y) June 30, 2026, or (z) upon an event of default under the New Term Loan. The conversion price of the New Term Loan is a price equal to the greater of (x) 50% discount to the then-trailing 20-day VWAP and (y) $2.00 per share. If the 20-day VWAP is above $10.00 per share, the discount is reduced by 5% for every $0.50 share price increment, until there is a 0% discount at $15.00 per share. Maximum percentage of the equity that the New Term Loan may convert into is approximately 80%. Additionally, the Agent currently hold an outstanding warrant to purchase 160,000 (or 3.5% of our outstanding shares as of the Issue Date) and certain entities affiliated with Blue Owl Capital Inc. acquired additional warrants to purchase an aggregate of 486,264 (or 10.7% of our outstanding shares as of the Issue Date) of our Common Stock (irrespective of whether or not we receive stockholder approval of the Refinancing Agreement). The issuances of our Common Stock upon exercise of the Warrants and upon conversion of the New Term Loan pursuant to the Refinancing Agreement will result in a significant increase in the number of shares of Common Stock outstanding, which means that our existing stockholders will own a smaller ownership interest in the Company, experience substantial dilution and have less ability to influence significant decisions requiring stockholder approval. If the Lenders exercise the Term Loan Conversion Feature and the Agent and Holders exercise their outstanding warrants, our stockholders will experience substantial dilution and we may experience volatility in the price of our Common Stock.

We have substantial indebtedness, which may reduce our capability to withstand adverse developments or business conditions.

We have incurred substantial indebtedness. As of June 12, 2025, the total aggregate indebtedness under the Refinancing Agreement was approximately $113.1 million of principal outstanding. We, together with our wholly-owned subsidiary, Katapult Group, Inc., have guaranteed the obligations of the Borrower under the Refinancing Agreement. Our payments on our outstanding indebtedness are significant in relation to our revenue and cash flow, which exposes us to significant risk in the event of downturns in our business (whether through competitive pressures or otherwise), our industry or the economy generally, since our cash flows would decrease but our required payments under our indebtedness would not. Economic downturns may impact our ability to comply with the covenants and restrictions in our Refinancing Agreement and to make payments on our indebtedness as they become due.

Our overall leverage and the terms of our Refinancing Agreement could also:

•	make it more difficult for us to satisfy obligations;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions;

•	limit our ability to service our indebtedness;

•	limit our ability to adapt to changing market conditions;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•	require us to dedicate a significant portion of our cash flow from operations to paying the principal and interest on our indebtedness, thereby limiting our ability to reach profitability and the availability of our cash flow to fund future capital expenditures, working capital and other corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and in our industry generally; and

•	place us at a competitive disadvantage compared with competitors that have a less significant debt burden.

In addition, the Refinancing Agreement is secured by a pledge over all of the assets of the Borrower, is guaranteed by us and our wholly owned subsidiary, Katapult Group, Inc., which in turn is secured by a pledge over all of our assets and the assets of Katapult Group, Inc.

The Refinancing Agreement governing the New Term Loan and New Revolving Facility includes restrictive covenants and financial maintenance covenants, which could restrict our operations or ability to pursue growth strategies or initiatives, including potential mergers and acquisitions opportunities. Failure to comply with these covenants could result in an acceleration of repayment of the indebtedness under the Refinancing Agreement, which would have a material adverse effect on our business, financial condition and results of operations.

The Refinancing Agreement contains customary representations and warranties and customary affirmative and negative covenants that restrict some of our activities. The negative covenants limit our ability to: incur additional indebtedness; pay dividends, redeem stock or make other distributions; amend our material agreements; make investments; create liens; transfer or sell the collateral for the Refinancing Agreement; make negative pledges; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and enter into certain transactions with affiliates. Non-scheduled repayments of certain amounts under the Refinancing Agreement are subject to certain restrictions, and the New Revolving Facility may not be prepaid in full so long as any portion of the New Term Loan is outstanding. Our ability to meet these covenants could be affected by events beyond our control, and we may be unable to satisfy them which would prevent us from pursuing certain growth strategies or initiatives due to this limitation. These or other limitations could decrease our operating flexibility and our ability to achieve our operating objectives. The Refinancing Agreement contains certain financial covenants. In particular, as of the end of each month, (1) we must maintain certain minimum Trailing Three-Month Net Originations representing net lease costs of newly originated leases in the immediately trailing three calendar month period and (2) our Term Advance Rate may not exceed certain thresholds. Beginning in February 2026, we will also be required to maintain minimum liquidity of at least $1.0 million (increasing to $1.5 million in April 2026, $3.5 million in May 2026 and $5 million in July 2026) in unrestricted cash and cash equivalents as of the last business day of any calendar week. These financial covenants are restrictive and failure to comply with these covenants would have a material adverse effect on our business, financial condition, and results of operations.

We have been in the past unable to comply with the financial covenants and certain reporting covenants in the Existing Credit Agreement and may in the future be unable to comply with such covenants in the Refinancing Agreement, and we may from time to time fail to comply with (or breach) other covenants or requirements of the Refinancing Agreement. In such event, if we are unable to negotiate with our Lenders for a waiver or dispensation under the agreement, we would not be able to borrow under the Refinancing Agreement and our Lenders would have the right to terminate the loan commitments under the Refinancing Agreement and accelerate repayment of all obligations under the Refinancing Agreement, which would become due and payable immediately, and such an event would have a material adverse effect on our business, results of operations and financial position. While the Lenders have previously granted the Company waivers of certain events of default under the Existing Credit Agreement there is no guarantee that they will be willing to do so in the future. In addition, the rights of the Lenders under the Refinancing Agreement are fully transferable and assignable and there is no guarantee that any transferee will be willing to grant any such waivers or have interests that align with the Company and its stockholders. In the event of default or upon maturity if we do not have sufficient liquid assets to repay amounts outstanding under the Refinancing Agreement, the Lenders have the right to foreclose their liens against all of our assets and take possession and sell any such assets to reduce any such obligations. As a result, we might be unable to continue our operations, be unable to avoid filing for bankruptcy protection and/or have an involuntary bankruptcy case filed against us. These events would have a material adverse effect on our business, results of operations and financial position.

Even if stockholder approval is obtained, failure to comply with the covenant set forth in the Refinancing Agreement would allow the Class B Lenders to convert the New Term Loan into Common Stock of Katapult Holdings, Inc.

From and after the stockholders’ approval of the Proposal, Class B Lenders holding 51% of the New Term Loan may cause all of the Class B Lenders to convert up to 100% of the outstanding New Term Loan in a minimum Conversion Amount (as defined in the Refinancing Agreement) of $1,000,000 (or such lesser amount if such lesser amount constitutes the remaining outstanding advances under the Term Loan), into Common Stock of Katapult Holdings, Inc. upon the earliest occur of (i) the date that is twelve months from date of the shareholder approval, (ii) June 30, 2026 and (iii) the occurrence of an Event of Default under the Refinancing Agreement. As such, if we are unable to comply with our financial covenants or other covenants or requirements of the Refinancing Agreement, the Class B Lenders holding 51% of the New Term Loan may elect to convert outstanding New Term Loans into Common Stock of Katapult Holdings, Inc. prior to June 30, 2026.